                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                  HUNTINGTON TELECOMMUNICATIONS PARTNERS, L.P.,
                        a California limited partnership,

                      COMPETITIVE COMPANIES HOLDINGS, INC.,
                              a Nevada corporation,

                                       and

                          COMPETITIVE COMPANIES, INC.,
                              a Nevada corporation.

                          Dated as of December 19, 2001

                      AGREEMENT AND PLAN OF REORGANIZATION

        AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 19, 2001, by and among Huntington Telecommunications Partners, L.P., a California limited partnership ("HTP"), Competitive Companies Holdings, Inc., a Nevada corporation
("CCH"), and Competitive Companies, Inc., a Nevada corporation ("CCI").

                                    RECITALS

        A. HTP owns all of the assets (the "Assets") that are used in the operation of, and in connection with, certain telephone and cable television systems listed on Exhibit A (individually a "System" and collectively the "Systems")
with such changes, deletions or additions thereto as may occur from the date hereof to the Closing in the ordinary course of business and consistent with the terms and conditions of this Agreement, including, without limitation, the following: (i) the agreements listed on Exhibit A; (ii) the assets of HTP used to operate the Systems including its telephone switching and voice mail equipment and cable television equipment (where specified in Exhibit A); (iii)
all cable (including without limitation aerial cable and underground cable), conduit and all spare parts and other items used in the agreements listed on
Exhibit A; (iv) business records pertaining to the subscribers of each System
("Customers"); and (v) all leases, easements and licenses to use real property and leases of personal property disclosed and attached as part of Exhibit A. The definition of "Assets" excludes all other assets, including, without limitation, any goodwill, intellectual property or software, owned or licensed by HTP.

        B. HTP and the Board of Directors of CCH and CCI have approved, and deem it advisable and in the best interests of their respective partners, companies and stockholders, to consummate the reorganization (the "Reorganization") provided for herein, pursuant to which (i) CCH will acquire all of the common stock of
CCI through the merger of CCH Acquisition, Inc., a Nevada corporation ("Merger
Sub")] with and into CCI with CCI surviving the Merger; (ii) CCH will acquire all of HTP's Assets in exchange for the issuance of shares of common stock of
CCH to HTP; and (iii) upon the effectiveness of the merger, the shares of common stock or preferred stock of CCI will automatically convert into the same number of shares of common stock or preferred stock of CCH.

        C. The constituent entities to the Merger are CCI and the Merger Sub. The address of CCI is set forth in Section 11.4 and its governing law is the Nevada
Revised Statutes. The address of the Merger Sub is the same as CCI and its governing law is the Nevada Revised Statutes.

        D. For federal income tax purposes, it is intended that the transfer of the
Assets by HTP pursuant to the Reorganization will qualify as an exchange under the provisions of Section 351 of the Code (as defined below) and the Merger (as defined below) will qualify as a "reorganization" within the meaning of Section
368(a) of the Code.

        NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

        1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

        "Additional Shares" has the meaning specified in Section 2.2(b)(i).

        "Adjusted Price" has the meaning specified in Section 2.2(b)(ii).

        "Adjustment Period" means the five business day period immediately following the Closing; provided however, that if trades have not been executed on at least three of those five days, the Adjustment Period shall be extended until the CCH Common Stock shall have been traded on at least three days, and the average closing bid price for those three trading days shall be the Opening
Price.

        "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations under the Exchange Act.

        "Agreement" means this Agreement and Plan of Reorganization, including all schedules and exhibits hereto, as it may be further amended from time to time as herein provided.

        "Appraiser" has the meaning specified in Section 9.2(e).

        "Articles of Merger" has the meaning specified in Section 2.3(b).

        "Asset Purchase Agreement" has the meaning specified in Section 3.2.

        "Assets" has the meaning specified in the Recitals.

        "Bylaws" means a corporation's bylaws, code of regulations or equivalent document.

        "CCH" has the meaning specified in the Introduction.

        "CCH Common Stock" has the meaning specified in Section 2.4(b)(i).

        "CCH Preferred Stock" has the meaning specified in Section 2.4(b)(ii).

        "CCI" has the meaning specified in the Introduction.

        "CCI Certificate" has the meaning specified in Section 2.5(a).

        "CCI Common Stock" has the meaning specified in Section 2.4(b)(i).

        "CCI Option" has the meaning specified in Section 2.4(b)(iii).

        "CCI Preferred Stock" has the meaning specified in Section 2.4(b)(ii).

        "Charter" means a company's certificate of formation, operating agreement, partnership agreement, articles of association, articles of incorporation, certificate of incorporation, or equivalent organizational documents.

        "Class B Preferred Stock" has the meaning specified in Section 2.4(c).

        "Class C Preferred Stock" has the meaning specified in Section 2.2(b)(ii).

        "Closing" means the closing of the transactions contemplated by this Agreement as specified in Section 3.1.

        "Closing Date" has the meaning specified in Section 3.1.

        "Code" means the United States Internal Revenue Code of 1986, as amended, and any successor statute thereto, and the rules and regulations of the IRS thereunder.

        "Contribution" has the meaning specified in Section 2.2.

        "Conversion Ratio" has the meaning specified in Section 2.2(b)(ii).

        "Customers" has the meaning specified in the Recitals.

        "Disclosure Schedule" means the Disclosure Schedule dated as of the date of this Agreement, as amended in accordance with this Agreement, as delivered to
HTP by CCI and forming a part of this Agreement.

        "Effective Time" has the meaning specified in Section 2.1.

        "Encumbrance" means any interest (including any security interest), pledge, mortgage, lien, charge, adverse claim or other right of third Persons.

        "Environmental Laws" means all laws, regulations, ordinances, codes, policies, Governmental Orders and consent decrees currently in effect, and any judicial and administrative interpretations thereof, of Governmental
Authorities, or any common law doctrines, in effect from time to time relating to pollution or protection of the environment and natural resources, including those relating to emissions, discharges, Releases or threatened Releases of
Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, possession, treatment, storage, disposal, transport or handling of Hazardous Material.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Financial Statements" has the meaning specified in Section 5.8.

        "Form SB-2" has the meaning specified in Section 5.11.

        "GAAP" means U.S. generally accepted accounting principles, unless expressly described otherwise.

        "Governmental Authority" means any international, national, Federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

        "Hazardous Material" means any substance, pollutant, material or waste which is regulated or shall become regulated under any applicable Environmental
Law, including any such materials regulated as hazardous or toxic substances or material, and including without limitation any crude oil or fraction thereof and petroleum products.

        "HTP" has the meaning specified in the Introduction.

        "Indemnitee" has the meaning specified in Section 9.1.

        "Initial Purchase Price" has the meaning specified in Section 2.2(a).

        "IRS" means the Internal Revenue Service.

        "Liabilities" means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent or mature or unmatured.

        "Losses" has the meaning specified in Section 9.2.

        "Material Adverse Effect" means any event with respect to, changes in, or effects on, a Person which, individually or in the aggregate, is reasonably likely to be adverse to the business, results of operations or financial condition of such Person in a manner that is material to such Person.

        "Merger" has the meaning specified in Section 2.3(c).

        "Merger Sub" has the meaning specified in the Recitals.

        "Opening Price" has the meaning specified in Section 2.2(b)(i).

        "Person" shall include any individual, trustee, firm, corporation, partnership, limited liability company, Governmental Authority or other entity, whether acting in an individual, fiduciary or any other capacity.

        "Purchase Price" has the meaning specified in Section 2.2(b)(iii).

        "Property Owner" has the meaning specified in Section 4.7.

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material).

        "Reorganization" has the meaning specified in the Recitals.

        "Rights Holders" has the meaning specified in Section 2.4(c).

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Shares" has the meaning specified in Section 2.2(b)(iii).

        "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security
(or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated Tax, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises as a transferee, successor-in-interest or by contract, or as a result of being a member of an affiliated or combined group.

        "Tax Return" means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedules or attachments thereto, and including any amendment thereof.

        "Taxing Authority" means any Governmental Authority responsible for the imposition or collection of any Tax.

        "Third Enterprise" has the meaning specified in Section 3.2.

                                   ARTICLE 2
                                 REORGANIZATION

        2.1 Effective Time. The term "Effective Time" shall mean the time and date which is the date and time of the filing of the certificate of merger relating to the Merger with the Secretary of State of the State of Nevada (or such other date and time as may be specified in such certificate as may be permitted by law) or such other time and date as HTP, CCH and CCI may agree upon.

        2.2 HTP's Contribution. Upon the terms and subject to the conditions herein set forth, simultaneously with the Effective Time, HTP shall contribute, transfer, convey, assign and deliver to CCH, and CCH shall accept and acquire from HTP, all of HTP's rights, title and interest to the Assets (the
"Contribution"). In consideration of the Contribution:

        (a) HTP shall initially receive 1,000,000 shares of CCH Common Stock at the
Closing (the "Initial Purchase Price").

        (b) The Initial Purchase Price will be increased, if at all, as provided in this Section.

                (i) If the average of the closing bid price for the CCH Common Stock for the Adjustment Period (the "Opening Price") is less than $3.00 per share, HTP will be entitled to receive additional shares of CCH Common Stock (the "Additional
Shares") at the end of the Adjustment Period so that the total number of shares of CCH Common Stock received by HTP on account of the Reorganization, including the CCH Common Stock delivered on account of the Initial Purchase Price, when valued at the Opening Price shall have an aggregate nominal value of $3,000,000. If the
Opening Price is $3.00 or more per share, no additional shares of CCH Common Stock shall be issued. For purposes of determining the Opening Price, purchases of CCH
Common Stock by CCH or its Affiliates or Persons controlled by CCH or its Affiliates shall be disregarded. In addition, sales of CCH Common Stock by HTP or its Affiliates or partners or Persons controlled by HTP or its Affiliates or partners shall be disregarded.

                (ii) The Additional Shares shall be reflected in 1,000,000 shares of CCH Preferred Stock designated as Class C Convertible Preferred Stock ("Class
C Preferred Stock") to be issued to HTP at the time of the Contribution, which shares will have the right to convert into shares of CCH Common Stock automatically and for no additional consideration at the time the Additional
Shares are required to be issued as set forth herein. The number of shares of
CCH Common Stock to which HTP shall be entitled upon conversion of the Class C
Preferred Stock shall be the product obtained by multiplying the Conversion
Ratio by the 1,000,000 shares of Class C Preferred Stock held by HTP. The
"Conversion Ratio" shall be one minus the Adjusted Price divided by the Adjusted
Price. The "Adjusted Price" shall be determined by dividing the Opening Price by
$3.00. For example, assuming an Opening Price of $2.00, and no other adjustments under the formula, the conversion would occur as follows:

                  1 - 2/3 = 1/3;

                  1/3 divided by 2/3 = .5;

                  .5 x 1,000,000 = 500,000.

Accordingly, 500,000 shares of CCH Common Stock would be issued to HTP upon conversion of the Class C Preferred Stock. If at any time after the date of this
Agreement, CCH effects a subdivision of its outstanding CCH Common Stock or
Class C Preferred Stock, the Conversion Ratio as determined above will be proportionately adjusted. HTP, as a holder of Class C Preferred Stock, will not be entitled to preferential dividend rights, redemption or voting rights. After conversion of the Class C Preferred Stock into shares of CCH Common Stock, HTP will have rights identical to the other holders of CCH Common Stock.

                (iii) The Initial Purchase Price, as adjusted to include the
Additional Shares, if at all, in accordance with this Section 2.2, shall be referred to as the "Purchase Price" and the CCH Common Stock representing the Purchase Price shall be referred to as the "Shares." Except as contemplated by this Agreement or the Articles of Merger, CCH shall not authorize or implement any recapitalization, including, without limitation, any stock split or reverse stock split, or take any other action that would impair the rights of HTP under this Section. Except as set forth in this Agreement, no representation or warranty is made that a market for the CCH Common Stock will exist either upon
Closing or thereafter, and HTP assumes the risk that no such market for the CCH
Common Stock is guaranteed.

                (iv) For so long as at least 50,000 shares of Class C Preferred
Stock remain outstanding, in addition to any other vote or consent required in the articles or bylaws of CCH, the vote of the holders of 75% of the shares of Class
C Preferred Stock shall be necessary to effect any amendment, alteration or repeal of any of the provisions of the articles or bylaws that alters or changes the voting powers, preferences or other special rights or privileges, qualifications, limitations or restrictions of the Class C Preferred Stock.

        2.3 Merger.

        (a) Organization of Merger Sub. Immediately prior to the Closing Date, CCH shall form the Merger Sub as a corporation under the laws of the State of Nevada and as a wholly owned subsidiary of CCH. Merger Sub shall be organized for the sole purpose of effectuating the Merger as contemplated herein. The Charter and
Bylaws of Merger Sub shall be substantially in the forms set forth in Exhibit B.
The authorized capital stock of Merger Sub shall consist of 100 shares of common stock, par value $0.001 per share, all of which shall be issued to CCH at a price of $1.00 per share.

        (b) Actions of Directors and Officers. Immediately prior to the Closing
Date, CCH shall (i) elect the directors of CCH as the directors of Merger Sub,
(ii) cause the directors of Merger Sub to elect the officers of CCH as the officers of Merger Sub, (iii) ratify and approve this Agreement and the Articles of Merger substantially in the form of Exhibit C (the "Articles of Merger"),
(iv) execute the Articles of Merger, and (v) cause the directors and officers of
Merger Sub to take such steps as may be necessary or appropriate to complete the organization of the Merger Sub and to approve and execute the Articles of
Merger.

        (c) Merger. Upon the terms and subject to the conditions herein set forth and in the Articles of Merger, Merger Sub shall be merged with and into CCI (the
"Merger") in accordance with the applicable provisions of the laws of the State of Nevada. CCI shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Nevada. As a result of the Merger, CCI shall become a wholly owned subsidiary of CCH. The effects and consequences of the Merger shall be as set forth in the Articles of
Merger.

        2.4 Effect of Merger on Securities of CCH, CCI and Merger Sub.

        (a) Merger Sub Stock. At the Effective Time of the Merger, each share of the common stock of Merger Sub outstanding immediately prior to the Effective
Time shall be converted into and shall become one share of common stock of the surviving corporation of the Merger.

        (b) Conversion of CCI Stock.  At the Effective Time:

                (i) each share of common stock, par value $0.001 per share, of CCI
("CCI Common Stock") issued and outstanding at the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of CCH ("CCH Common
Stock"); and

                (ii) each share of preferred stock, par value $0.001 per share, of CCI ("CCI Preferred Stock") designated as Class A Convertible Preferred Stock issued and outstanding at the Effective Time shall be converted into one share of preferred stock, par value $0.001 per share, of CCH ("CCH Preferred Stock") with the same rights and preferences as the CCI Preferred Stock.

Upon such conversion, all such shares of CCI Common Stock and CCI Preferred
Stock shall be cancelled and cease to exist, and each certificate theretofore representing any such shares shall, without any action on the part of the holder thereof, be deemed to represent an equivalent number of shares of CCH Common
Stock or CCH Preferred Stock, as the case may be.

                (iii) At the Effective Time, each share of CCI Common Stock or
CCI Preferred Stock which is held in the treasury of CCI immediately prior to the
Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

                (iv) At the Effective Time, each outstanding option to purchase shares of CCI Common Stock issued pursuant to any stock option plan adopted by CCI or otherwise issued by CCI (each, a "CCI Option") shall be assumed by CCH in such manner that it is converted into an option to purchase shares of CCH Common
Stock, with each such CCI Option to otherwise be exercisable upon the same terms and conditions as then are applicable to such CCI Option, including the number of shares and exercise price provided thereby. At the Effective Time, CCH shall assume all rights and obligations of CCI under such plan as in effect at the
Effective Time and shall continue such plan in accordance with its terms.

        (c) At the Effective Time, in exchange for rights granted to certain holders of CCH Common Stock ("Rights Holders") in connection with their purchase of securities in transactions exempt from registration under federal securities laws, CCH shall issue to the Rights Holders shares of CCH Preferred Stock designated as Class B Convertible Preferred Stock ("Class B Preferred Stock")
determined by multiplying the Conversion Ratio set forth in Section 2.2(b)(ii)
by the number of shares of CCH Common Stock held by the Rights Holders at the
Effective Time; provided, however, that the average of the opening bid/asked price for the CCH Common Stock on the first business day during which the CCH

Common Stock is qualified for quotation on the over the counter bulletin board shall used in place of the Opening Price in determining the Adjusted Price. The following example illustrates this conversion process:.

        Assuming an opening bid/asked price of $2.00, and no other adjustments under the formula, the conversion would occur as follows:

                  1 - 2/3 = 1/3;

                  1/3 divided by 2/3 = .5;

                  .5 x each share of CCH Common Stock then held by a Rights Holder shall be issued on conversion.

At the Effective Time, any other rights of the Rights Holders to acquire shares of CCI Common Stock shall be null and void.

        (d) CCH Stock held by CCI. At the Effective Time of the Merger, (i) any shares of CCH Common Stock or CCH Preferred Stock issued to CCI, and (ii) the one share of CCH Common Stock issued to Larry Halstead, shall be redeemed by CCH and cease to be outstanding.

        2.5 Mechanics of the Merger.

        (a) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on CCH Common Stock or CCH
Preferred Stock shall be paid with respect to any shares of CCI Common Stock or
CCI Preferred Stock, as the case may be, until a certificate representing such shares of CCI Common Stock or CCI Preferred Stock (a "CCI Certificate") is
surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such CCI Certificate, there shall be paid to the holder of the CCH Common Stock or CCH Preferred Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of CCH Common Stock or CCH
Preferred Stock and not paid, less the amount of any withholding Taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of CCH Common Stock or CCH Preferred Stock, less the amount of any withholding Taxes which may be required thereon.

        (b) At or after the Effective Time, there shall be no transfers on the stock transfer books of CCI of the shares of CCI Common Stock or CCI Preferred
Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing any such shares are presented to the surviving corporation of the Merger or CCH, they shall be cancelled and exchanged for certificates for the consideration, if any, deliverable in respect thereof pursuant to this Agreement and the Articles of Merger in accordance with the procedures set forth in this Article 2.

        (c) None of CCI, CCH or any other Person shall be liable to any former holder of shares of CCI Common Stock or CCI Preferred Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (d) In the event that any CCI Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such CCI Certificate to be lost, stolen or destroyed and, if required by CCH, the posting by such person of a bond in such reasonable amount as CCH may direct as indemnity against any claim that may be made against it with respect to such
CCI Certificate, CCH will issue in exchange for such lost, stolen or destroyed
CCI Certificate the unpaid dividends and distributions on shares of CCH Common
Stock or CCH Preferred Stock as provided in Section 2.5(a), deliverable in respect thereof pursuant to this Agreement and the Articles of Merger.

                                    ARTICLE 3
                                     CLOSING

        3.1 Closing. Subject to the fulfillment or waiver of the conditions precedent set forth in Articles 7 and 8, the consummation of the transactions contemplated by this Agreement and the Articles of Merger (the "Closing") shall occur at the offices of Morgan, Lewis & Bockius LLP, Los Angeles, California, or
by an exchange of executed counterpart copies of this Agreement and the Articles of Merger via telecopy or overnight courier, on December 19, 2001 and shall become effective at 12:00 P.M., Pacific Standard Time on such date, or at such other date, time or place as the parties may agree (the "Closing Date").

        3.2 Termination of Prior Agreements. On August 7, 2000, HTP, CCI and Third
Enterprise Service Group, Inc. ("Third Enterprise") executed an Asset Purchase
Agreement (the "Asset Purchase Agreement") in which HTP intended to sell the
Assets Third Enterprise as part of a plan of reorganization of CCI. Several conditions contained in the Asset Purchase Agreement were not satisfied and, as a result, the transaction was never closed. The parties to this Agreement hereby agree to terminate the Asset Purchase Agreement prior to the Closing and acknowledge that all rights and obligations granted by the Asset Purchase
Agreement will be null and void.

        3.3 HTP's Obligations at Closing. At the Closing, HTP shall deliver or cause to be delivered to CCI and CCH:

        (a) a bill of sale in the form attached hereto as Exhibit D;

        (b) an assignment, in substantially the form of Exhibit E, assigning (i)
each of the agreements listed on Exhibit A, and (ii) Liability for personal property Taxes;

        (c) releases of financing statements and other recorded Encumbrances terminating any Encumbrances against any of the Assets; and

                                       10

        (d) certificates of duly authorized officers of HTP, each dated the Closing
Date, certifying as to the matters requested by CCI pursuant to Article 7.

        3.4 CCI's Obligations at Closing. At the Closing, CCI shall deliver or cause to be delivered to HTP:

        (a) certificates of duly authorized officers of CCI, each dated the Closing
Date, certifying as to the matters requested by HTP pursuant to Article 8; and

        (b) such other documents and instruments as HTP may reasonably require to effectuate or evidence the transactions contemplated by this Agreement.

        3.5 CCH Obligations at Closing. At the Closing, CCH shall deliver or cause to be delivered to HTP:

        (a) certificates representing the CCH Common Stock in the respective amounts determined in accordance with Section 2.2 and registered in the name of
HTP;

        (b) a certificate to the effect that CCH (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of
Nevada and has full power and authority to own its assets and properties and to conduct its business as and where it is then being conducted and (ii) has full power and authority to enter into this Agreement and the Articles of Mergers and to consummate the transactions contemplated hereby;

        (c) a certificate to the effect that the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of
Nevada;

        (d) certificates of duly authorized officers of CCH, each dated the Closing
Date, certifying as to the matters requested by HTP pursuant to Article 8; and

        (e) such other documents and instruments as HTP may reasonably require to effectuate or evidence the transactions contemplated by this Agreement.

                                    ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF HTP

        HTP represents and warrants to CCH and CCI as follows.

        4.1 Organization, Good Standing, Power. HTP is a limited partnership duly organized, validly existing and in good standing under the laws of the state of
California. HTP has all requisite partnership power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement.

        4.2 Authorizations and Enforceability. This Agreement has been duly and validly authorized, executed and delivered by HTP and constitutes the valid and binding obligation of HTP, fully enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting

                                       11

creditors' rights generally and by general principles of equity.

        4.3 Restrictions; Burdensome Agreements. HTP is not a party to any material contract, commitment or agreement, and neither HTP nor the Assets are subject to or bound or affected by any charter, bylaw, partnership agreement or other partnership restriction, or any material order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent HTP from entering into this Agreement or from consummating the transactions contemplated by this Agreement.

        4.4 Consent and Approvals. As of the Closing Date, HTP will have obtained all material consents or approvals of and waivers or revisions by, and will have delivered all material notices to, any third party that are necessary in connection with the execution and delivery by HTP of this Agreement and the consummation of the transactions contemplated by this Agreement.

        4.5 Title to Property.

        (a) Tangible Personal Property. Except to the knowledge of CCH or CCI, to the knowledge of HTP, HTP owns or has licenses or other rights adequate to use all property necessary for the operation of the Assets.

        (b) Title. Except to the knowledge of CCH or CCI, to the knowledge of HTP, the HTP has good and marketable title to the Assets. Any Asset which requires the consent of a third party for assignment to CCH is described as such on
Exhibit A. Except to the knowledge of CCH or CCI, to the knowledge of HTP, all required consents have been obtained and have transmitted to CCH. Every other
Asset is fully assignable to CCH without the consent of any other Person, except where the failure to obtain the consent would not have a Material Adverse Effect on the Assets or HTP's ability to consummate the transactions contemplated by this Agreement.

        (c) Assets. Except to the knowledge of CCH or CCI, to the knowledge of HTP, all Assets sold under this Agreement will be free and clear of all Encumbrances except as set forth in on Exhibit A.

        4.6 Condition of Assets. Except to the knowledge of CCH or CCI, to the knowledge of HTP, the Assets were acquired and have been maintained in the ordinary course of its business and to HTP's knowledge have been properly maintained in good working condition, ordinary wear and tear excepted.

        4.7 Lease and Access Agreements. Exhibit A includes a complete and accurate list of all of the Lease and Access Agreements presently owned by HTP which constitute part of the Assets. A complete copy of each such Lease and Access
Agreement (including amendments thereto) has been provided to CCH and CCI.
Except to the knowledge of CCH or CCI, each of the Lease and Access Agreements is valid and binding, and is in full force and effect. Except to the knowledge of CCH or CCI, neither HTP, nor to the knowledge of HTP, any owner of a property

                                       12

served by a Lease and Access Agreement (a "Property Owner"), is in default under any Lease or Access Agreement, except where such default would not have a
Material Adverse Effect on the Assets or HTP's ability to consummate the transactions contemplated by this Agreement.

        4.8 Investment Representations. HTP represents, warrants and covenants to
CCI and CCH as follows, realizing that it intends to rely on these representations, which shall survive the issuance to HTP of the Shares pursuant to this Agreement:

        (a) HTP acknowledges that it has been given full and fair access to all material information, including but not limited to all underlying documents in connection with this transaction as well as such other information as it deems necessary or appropriate as a prudent and knowledgeable entity evaluating the purchase of the Shares. HTP acknowledges that CCI and CCH have made available to it the opportunity to obtain additional information to evaluate the merits and risks of its investment. HTP acknowledges that it has had the opportunity to ask questions of, and receive satisfactory answers from, the officers of CCI and CCH concerning the terms and conditions of the offering and the business of CCI and
CCH.

        (b) HTP can bear the economic risk of losing its entire investment in the
Shares.

        (c) HTP is acquiring the Shares for its own account, for investment only and not with a view toward the resale, fractionalization, division or distribution thereof and HTP has no present plans to enter into any contract, undertaking, agreement or arrangement for any such resale, distribution, division or fractionalization thereof.

        (d) HTP UNDERSTANDS THAT THE SHARES ARE SPECULATIVE INVESTMENTS WHICH
INVOLVE A HIGH DEGREE OF RISK OR LOSS OF ITS ENTIRE INVESTMENT.

        (e) HTP, acting alone or with its representatives, has sufficient knowledge and expertise in the risks of investing in similar projects. HTP understands that an investment in CCH is not suitable for any person who does not so understand such risks.

        (f) HTP fully understands all Tax aspects and risks associated with this investment or has consulted with its own financial or Tax adviser who has advised him thereof and that the HTP has no questions with respect thereto. Any
Tax effects which may be expected by CCI and CCH are not susceptible to accurate prediction and depend upon the recognition of certain factual patterns and matters which may be subject to various interpretations, including ones which may substantially eliminate the Tax consequences sought by CCI and CCH.
Moreover, new developments in rulings of the Internal Revenue Service, court decisions or legislative changes may have an adverse effect on one or more of the Tax consequences sought by CCI and CCH. NO TAX OPINION IS BEING FURNISHED TO
HTP.

        (g) All information which HTP has provided to CCI and CCH concerning its financial position and knowledge of financial business matters is correct and

                                       13

complete in all material respects as of the date of this Agreement, and if there should be any material change in such information prior to acceptance of this
Agreement by CCI and CCH, HTP will immediately provide CCI and CCH with such information.

                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF CCI and CCH

        Except as set forth in the Disclosure Schedule attached hereto, CCH and
CCI, as of the date of this Agreement and as of the Closing Date (including after giving effect to the Merger), represent and warrant to HTP as follows:

        5.1 Organization, Good Standing, Power. CCH and CCI are corporations duly organized, validly existing and in good standing under the laws of Nevada. CCH and CCI have all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this
Agreement.

        5.2 Authorizations and Enforceability. This Agreement has been duly and validly authorized, executed and delivered by CCH and CCI and constitutes the valid and binding obligations of CCH and CCI, fully enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors' rights generally and by general principles of equity.

        5.3 Restrictions; Burdensome Agreements. Neither CCH nor CCI is a party to any material contract, commitment or agreement, nor subject to or bound or affected by any charter, bylaw, or other corporate restriction, or any material order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent either CCH or CCI from entering into this Agreement or prevent CCH or CCI from consummating the transactions contemplated by this Agreement or the Articles of Merger.

        5.4 Consent and Approvals. CCH and CCI have obtained all material consents or approvals of, filings or registrations with or material notices to any third party or public body or authority that may be necessary in connection with the execution and delivery by CCH and CCI of this Agreement and the consummation of the transactions contemplated by this Agreement and the Articles of Merger.

        5.5 No Violation. The execution, delivery and performance of this Agreement and all other agreements entered into in connection with the transactions contemplated hereby by CCH and CCI does not and will not violate, conflict with, result in a breach of or constitute a default under (or an event which with due notice or lapse of time, or both, would constitute a material breach of or default under), result in the creation of any lien, security interest or other
Encumbrance under or accelerate the obligations of CCH or CCI under:

        (a) their respective charter documents;

                                       14

        (b) any note, agreement, contract, license, instrument, lease or other obligation to which CCH or CCI is a party or by which either is bound or to which any property or assets of either are subject;

        (c) any judgment, order, decree, ruling or injunction applicable to CCH or
CCI; or

        (d) any statute, law, regulation or rule of any Governmental Authority applicable to CCH or CCI.

        5.6 CCH Shares. The CCH Common Stock and Class C Preferred Stock (and the
CCH Common Stock issuable upon the conversion of the Class C Preferred Stock)
issuable to HTP for the Purchase Price will, when issued at Closing, be duly authorized, fully paid and nonassessable, and the CCH Common Stock issuable to
HTP upon conversion of the Class C Preferred Stock, if and when converted, will be duly authorized, fully paid and nonassessable.

        5.7 Capitalization. The authorized and outstanding capitalization of CCH and CCI consists of the following:

        (a) CCH:

                (i) Seventy Million (70,000,000) shares of CCH Common Stock are presently authorized. As of the date of this Agreement, there is One (1) share of
CCH Common Stock issued and outstanding.

                (ii) Ten Million (10,000,000) shares of CCH Preferred Stock are currently authorized. As of the date of this Agreement, there are no shares of CCH
Preferred Stock issued and outstanding.

        (b) CCI:

                (i) Forty-Six Million (46,000,000) shares of CCI Common Stock are presently authorized. Excluding shares of CCI Common Stock issued or issuable upon exercise of outstanding options or warrants or which may be converted from CCI
Preferred Stock after the date of this Agreement, as of the date of this
Agreement, there are Four Million Nine Hundred Twelve Thousand Sixty-One
(4,912,061) shares of CCI Common Stock issued and outstanding.

                (ii) Four Million (4,000,000) shares of CCI Preferred Stock are presently authorized, of which Four Million (4,000,000) shares are designated Class
A with maximum conversion to Twenty Million (20,000,000) shares of CCI Common Stock.
As of November 1, 2001, there are Four Million (4,000,000) shares of CCI Preferred
Stock issued and outstanding.

                (iii) Except for (i) the conversion privileges of the CCI Preferred
Stock set forth in CCH's Charter; (ii) CCI's stock option plan and stock options, of which there are options to purchase Five Million Forty Thousand (5,040,000)
shares of CCI Common Stock, as of the date of this Agreement, there are no

                                       15

outstanding convertible securities, options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from CCI of any shares of its capital stock.

        5.8 Financial Statements. CCI has previously furnished HTP with true and complete copies of the balance sheets of CCI for fiscal years 1999 and 2000 and the related consolidated statements of cash flows, changes in shareholder's equity and changes in financial position for the periods then ended, accompanied by the audit report of Kingery Crouse & Hohl P.A., independent certified public accountants for fiscal years 1999 and 2000 (the "Financial Statements"). All of the Financial Statements, including the related notes where applicable, are in accordance with the books and records of CCI, present fairly the financial position, cash flows, changes in shareholders' equity, and changes in financial position of CCI as of the respective dates and for the respective periods indicated, and have been prepared in accordance with GAAP, consistently applied.

        5.9 Absence of Litigation; Compliance with Laws.

        (a) There is no material action, suit, proceeding, claim or investigation pending or, to the knowledge of CCH or CCI, threatened against, or directly or indirectly involving, CCH, CCI, Third Enterprise or any assets, business or operations of CCH, CCI, Third Enterprise or the transactions contemplated hereby or by the Articles of Merger. There is no unsatisfied or outstanding order, stop order, writ, rescission notices, judgment, injunction, decree or administrative decree or mandate affecting CCH, CCI, Third Enterprise or their assets, businesses or operations.

        (b) CCH and CCI have complied with and are in material compliance with all laws applicable to them or their properties, assets, operations and businesses, and there does not exist any basis for any claim of default under or violation of any such law, judgment, order or decree except for any such noncompliance or such defaults or violations or such bases for any claims of such defaults or violations, if any, that in the aggregate do not and will not materially and adversely affect the property, operations or financial condition of CCH or CCI.
Neither CCH nor CCI has received any written opinion or memorandum from any legal counsel to the effect that there is any Liability that is material and adverse to CCH, CCI or Third Enterprise. Without limiting the foregoing, CCH and
CCI are in material compliance with (i) all applicable Environmental Laws, including, without limitation, regulations establishing quality criteria and standards for air, water, land and Hazardous Materials, (ii) all applicable laws concerning the protection, health and safety of employees or workers, including without limitation the Occupational Safety and Health Act of 1970, as amended, and comparable workplace-safety laws of all other jurisdictions and all rules, regulations and orders thereunder; and (iii) all applicable laws affecting labor union activities, civil rights or employment, including without limitation, the
Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Employment Opportunity Act of 1972, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Equal Pay
Act and the National Labor Relations Act, as amended.

                                       16

        5.10 Government Licenses and Permits. CCH and CCI have all authorizations, approvals, orders, licenses, certificates and permits of and from all
Governmental Authorities necessary to own or lease its properties and assets and to conduct its business as currently conducted except to the extent the lack of any such authorization, approval, order, license, certificate or permit does not and will not materially and adversely affect the property, operating, or financial condition of CCH or CCI.

        5.11 SEC Reports. None of the information supplied or to be supplied by either CCH or CCI for inclusion or incorporation by reference in the
Registration Statement on Form SB-2 to be filed with the SEC by CCH in connection with the issuance of the shares of CCH Common Stock and Class C
Preferred Stock in connection with this Reorganization (the "Form SB-2") will, from the time the Form SB-2 is filed with the SEC through the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        5.12 No Broker's or Finder's Fees. No agent, broker, investment banker,
Person or firm acting on behalf of CCH or CCI is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated in this or in the Articles of Merger.

        5.13 Taxes.

                (a) CCH and CCI shall be jointly and severally responsible for (i)
all property Taxes attributable to any of the Assets since August 7, 2000, and (ii)
payment of any sales, use or other Taxes or charges or fees due on or with respect to the sale or transfer of the Assets to CCH.

                (b) Except as set forth in the Disclosure Schedule, (i) CCI and
CCH have timely filed or caused to be timely filed (or will timely file or cause to be timely filed) with the appropriate Taxing Authorities all Tax Returns required to be filed on or prior to the Closing Date (taking into account all extensions of due dates) by or with respect to CCI, CCH and the Assets since August 7,
2000, and have timely paid or adequately provided for (or will timely pay or adequately provide for) all Taxes owed by or with respect to CCI, CCH and the
Assets (whether or not shown on any Tax Return) for the period up to and including the Closing Date, except where the failure to file such Tax Returns or pay any such Taxes would not, or could not reasonably be expected to, in the aggregate have a Material Adverse Effect on CCI, CCH or HTP, taken as whole. No written claim has been made to CCI or CCH by any Taxing Authority in any jurisdiction where CCI or CCH do not file Tax Returns asserting that they are required to file a Tax Return.

        (c) Except as set forth in the Disclosure Schedule, (i) there have been no examinations or audits with respect to any Tax Return of, or which included,
CCI, CCH or the Assets, and (ii) no assessment, deficiency or adjustment for any
Taxes has been asserted in writing or, to the knowledge of CCI or CCH, is

                                       17

proposed with respect to any Tax Return of, or which includes, CCI, CCH or the
Assets.

        (d) The Financial Statements fully accrue all actual and contingent
Liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. CCI and CCH will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from August 7, 2000 through the Closing
Date.

        5.14 Accuracy of Information Furnished. No representation or warranty made by CCI or CCH in this Article 5 and the related Disclosure Schedule contains any untrue statement of material fact or omits to state, in light of the circumstances under which it has been made, a material fact necessary to make such representation or warranty not misleading; provided, however, that no representation or warranty is made as to projections, forecasts or other forward looking information furnished by CCI or CCH to HTP.

                                   ARTICLE 6
                            COVENANTS OF THE PARTIES

        6.1 CCI Stockholder Approval. Promptly after the execution of this
Agreement, CCI will seek to obtain approval from its stockholders of this
Agreement and the Reorganization and the Articles of Merger.

        6.2 Operation of Business. During the period from the date of this
Agreement until the earlier of the termination of this Agreement or the Closing,
CCI covenants to HTP that it will maintain the Assets and operate its business with respect to the Assets in the usual, regular and ordinary manner; and, to the extent consistent with such operation, use its commercially reasonable efforts to preserve present business relationships, including those with its
Customers and the Property Owners.

        6.3 Transfer of CCI. Neither CCH nor CCI, nor any Affiliate of either, has any plan or intention to cause any transfer or other disposition of all or any portion of the assets of CCI following the Reorganization, other than in the ordinary course of business, to any Person, including, without limitation, through the liquidation of CCI or any merger or other transaction between CCI and any Person.

        6.4 Consents. Although not required by the Lease and Access Agreement, HTP will assist CCI in giving all required notices to and will use reasonable efforts to obtain required consents from each Property Owner that has not previously been provided notice and who has not already consented.

        6.5 Access to Properties and Records; Confidentiality. During the period from the date of this Agreement to the earlier of the termination of this
Agreement or the Closing, HTP will make available to CCH all books, papers and records relating to the Assets. HTP will not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of HTP or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date

                                       18

hereof. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
CCH will keep confidential all such information and will not directly or indirectly use such information for any competitive or other commercial purpose.
The obligation to keep such information confidential will continue indefinitely.

        6.6 Confidentiality of Terms of Agreement. After the execution of this
Agreement, CCH, CCI and HTP will maintain the confidentiality of the terms of this Agreement. No such party will, except to its advisors, disclose the terms of the transactions contemplated by this Agreement to any Person or entity. The foregoing does not preclude such parties from informing any other Person or entity of the fact that the Systems, the Lease and Access Agreements and other
Assets relating to the Systems will be or had been transferred to CCH, so long as such communication does not disclose any further details regarding the transaction. Any press release to be disclosed to the public regarding any other the terms of this Agreement shall be reviewed by and agreed upon by all parties in writing prior to release. Notwithstanding the foregoing, all such information required to be disclosed pursuant to any applicable law, including all applicable federal securities laws, shall be disclosed. Notwithstanding the foregoing, all disclosures required to be included in the Form SB-2 according to the rules and regulations of the SEC shall be included.

        6.7 Accounts Receivable Matters. On August 7, 2000, HTP transferred all of its accounts receivables relating to the Assets to CCI pursuant to the Asset
Purchase Agreement. Since August 7, 2000, CCI has:

                (a) been providing all billing for services to Customers; and

                (b) retained all payments on Customer's accounts received by it.

HTP and CCI agree that CCI will retain such payments after the Closing Date and that CCI will be liable for Taxes on such payments since August 7, 2000. CCI has also been responsible for all related expenses from such date and will continue to do so after the Closing Date.

        6.8 Indemnification for Claims Relating to the Asset Purchase Agreement.
CCH and CCI will defend, indemnify and hold harmless HTP and any Person claiming by or through them or any of their successors and assigns, including, without limitation, each of the partners of HTP, from, against and in respect of any and all Losses incurred by HTP in connection with the Asset Purchase Agreement or the sale, transfer or disposition of the Assets by HTP.

        6.9 Preparation of Form SB-2. CCH shall prepare and file with the SEC as soon as practicable the Form SB-2 under the Securities Act, with respect to the shares of CCH Common Stock and Class C Preferred Stock issued to HTP in this
Reorganization. CCH shall use its best efforts to have the Form SB-2 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form SB-2 effective as long as is necessary to consummate the
Reorganization. CCH shall, as promptly as practicable, provide copies of any

                                       19

written or verbal comments received from the SEC with respect to the Form SB-2 to HTP. CCH shall use its best efforts to obtain, prior to the effective date of the Form SB-2, all necessary state securities law or "blue sky" permits or approvals required to carry out the transactions contemplated by this Agreement.
CCH agrees that any written information concerning HTP, the Merger or the
Reorganization set forth in the Form SB-2 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. CCH shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Shares in the
Reorganization.

        6.10 Quotation of Common Stock. CCH shall use all reasonable efforts to cause the Shares to be issued to HTP to be qualified for quotation on the over-the-counter market, subject to official notice of issuance, after execution of this Agreement.

        6.11 1934 Act Registration Statement. CCH shall use all reasonable efforts to cause a registration statement on Form 8-A under the Exchange Act to be filed with the SEC, registering the Shares, with a request that the registration statement be declared effective simultaneously with the Form SB-2.

        6.12 SEC Filings. CCH covenants and agrees to comply in all material respects with the reporting obligations imposed by the federal securities laws on issuers with a class of securities registered pursuant to the Securities Act and Exchange Act.

        6.13 CCH Stock Option Plan. CCH and CCI, within a reasonable time after the date of the Agreement, will adopt a stock option plan with terms and provisions comparable to the CCI Stock Option Plan and to grant options thereunder to certain employees of CCH and CCI.

        6.14 Reservation of Conversion Shares. CCH and CCI agree to reserve an appropriate number of shares of CCH Common Stock for issuance upon conversion of the Class C Preferred Stock.

        6.15 Registration of Shares. HTP shall have the right to rescind this transaction if the following shall occur:

                (a) within 210 days following the Closing Date, the SEC (i) has not declared effective the Form SB-2 registering the CCH Common Stock to be received by HTP as the Initial Purchase Price pursuant to the Reorganization; (ii) has issued a stop order suspending the effectiveness of the Form SB-2 or any part thereof; or (iii) has initiated or threatened to issue a stop order suspending the effectiveness of the Form SB-2 or any part thereof;

                (b) any request for additional information on the part of the SEC shall not have been complied with to the reasonable satisfaction of HTP;

                                       20

                (c) CCH shall not have received all "blue sky" permits and authorizations necessary to issue the Shares pursuant to this Agreement and the Articles of
Merger; or

                (d) the Shares received by HTP on account of the Purchase Price shall not be qualified for quotation on the over the counter bulletin board.

                                   ARTICLE 7
                      CONDITIONS TO THE OBLIGATIONS OF HTP

        The obligations of HTP to effect the transactions contemplated herein shall be subject to the fulfillment, satisfaction or waiver, on or before the Closing
Date, of each of the following conditions:

        7.1 Conditions to the Obligations of HTP under this Agreement.

                (a) Each of the obligations and covenants of CCH and CCI required to be performed or complied with at or prior to the Closing pursuant to the terms of this Agreement are duly performed and complied with in all material respects.

                (b) The representations and warranties of CCH and CCI contained in this Agreement are true and correct in all material respects as of the date of this Agreement, and will be true and correct in all material respects as of the
Closing Date as though made at and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date.

        7.2 Absence of Governmental Orders. No temporary or permanent order of a
Governmental Authority shall be in effect which prohibits or makes unlawful consummation of the transactions contemplated hereby.

        7.3 Officers' Certificates. CCI shall have furnished HTP with such certificates of its officers certifying (i) as to compliance with the conditions set forth in this Article 7 as may be reasonably requested by HTP; and (ii) that the stockholders of CCI have approved this Agreement and the Reorganization, including copies of any appropriate stockholder resolutions.

        7.4 Termination of Asset Purchase Agreement. The Asset Purchase Agreement
entered into between HTP, CCI and Third Enterprise shall be terminated and all rights and obligations resulting from the Asset Purchase Agreement shall be null and void. CCI shall obtain the consent to terminate the Asset Purchase Agreement from Third Enterprise prior to the Closing and shall provide such consent to
HTP.

        7.5 Articles of Merger. CCH, CCI and Merger Sub shall have duly authorized and executed the Articles of Merger and shall have delivered the same to HTP.

                                       21

                                   ARTICLE 8
                  CONDITIONS TO THE OBLIGATIONS OF CCH and CCI

        The obligations of CCH and CCI to effect the transactions contemplated herein shall be subject to the fulfillment, satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

        8.1 Conditions to the Obligations of CCH and CCI under this Agreement.

                (a) Each of the obligations and covenants of HTP required to be performed or complied with at or prior to the Closing Date pursuant to the terms of this Agreement will have been duly performed and complied with in all material respects.

                (b) The representations and warranties of HTP contained in this
Agreement are true and correct in all material respects as of the date of this
Agreement, and will be true and correct in all material respects as of the Closing as though made at and as of the Closing, except as to any representation or warranty that specifically relates to an earlier date.

        8.2 Board Representation. David Hewitt, the President of the General
Partner of HTP, shall have agreed to become and shall become a member of the board of directors of CCH upon the Closing of the Merger.

        8.3 Absence of Governmental Orders. No temporary or permanent Governmental
Order shall be in effect which prohibits or makes unlawful consummation of the transactions contemplated hereby.

        8.4 Officers' Certificates. HTP shall have furnished CCH and CCI with such certificates of their officers certifying as to compliance with the conditions set forth in this Article 8 as may be reasonably requested by CCH and CCI.

                                    ARTICLE 9
                                 INDEMNIFICATION

        9.1 Indemnification. Each party hereto will defend, indemnify and hold harmless the other party and any Person claiming by or through them or any of their successors and assigns, including, without limitation, each of the partners of HTP, (each an "Indemnitee") from, against and in respect of any and all costs, losses, claims, Liabilities, fines, penalties, damages and expenses
(including, without limitation, court costs, reasonable fees and disbursements of counsel with or without suit and on appeal) (collectively, "Losses") incurred by the Indemnitee in connection with:

                (a) any breach of (i) any of the representations and warranties of the indemnifying party, or (ii) any covenant or agreement made by the indemnifying party in this Agreement;

                (b) if HTP is the Indemnitee, obligations specifically assumed by
CCH or CCI with respect to any Asset and which arise after the Closing Date;

                                       22

                (c) if CCH or CCI is the Indemnitee, any alleged or asserted debt, obligation, Liability or commitment of HTP not expressly assumed by CCH or CCI hereunder; and

                (d) any action, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incident to any of the matters indemnified against in this Article 9.

        9.2 Limitations and Procedures.

                (a) The indemnification rights and obligations set forth in this
Article 9 shall survive the Closing Date and shall expire on the later of (i) one year after the Closing Date, or (ii) the satisfaction of the obligation in Section
2.2(b); provided, however, that with respect to claims notified in good faith to the indemnifying party prior to the expiration of the indemnity rights, the parties' obligations with respect to its indemnity rights and obligations shall continue in effect until payment or other resolution of such claims.

                (b) The parties hereto shall not have any Liability under this Article
9 for breach of any covenant or warranty, for misrepresentation, or otherwise, unless any individual claim exceeds $50,000 or the aggregate amount of all claims for which such party would, but for this Article 9, be liable, exceeds
$200,000 on a cumulative basis. If a party's aggregate Liability for such claims exceeds the applicable minimum amount individually or on a cumulative basis, then such party shall be liable for only such claims, or portions thereof which exceed the minimum.

                (c) In no event shall the aggregate Liability of either party for indemnity to the other party hereto pursuant to this Article 9, or otherwise, exceed
$1.0 million.

                (d) All claims for indemnity shall be net of any Tax deductions or other Tax benefits derived from the state of facts giving rise to the indemnity claim and net of any applicable insurance proceeds.

                (e) HTP shall have the right to satisfy any indemnity claim asserted against it in either cash or CCH Common Stock, valued at its fair market value.
For purposes of determining the fair market value of CCH Common Stock under this
Article 9, the following shall apply: (i) for purposes of any claim for indemnity asserted against HTP within six months from the Closing Date, the fair market value shall be deemed to be $3.00 per share; (ii) in all other cases, the fair market value shall be deemed to be (x) if the CCH Common Stock is publicly traded at the time an indemnity claim is asserted by CCH, the average daily closing trading price for the 30-day period preceding the date the indemnity claim is asserted, or (y) in all other cases, the amount agreed to in writing by
CCH and HTP, or if they are unable to so agree, the fair market value determined by PricewaterhouseCoopers LLP, or such other accounting firm as may be mutually agreed by CCH and HTP (the "Appraiser"). Any party may retain the Appraiser to determine fair market value if the parties have been unable to agree after

                                       23

meeting and conferring in good faith. The parties shall cooperate in providing financial information to the Appraiser for purposes of determining fair market value. CCH and HTP shall split the cost of the Appraiser.

        9.3 Indemnification and Covenant Not to Sue. Notwithstanding Sections 9.1
and 9.2, the parties hereto covenant and agree that the sole shareholder of CCH existing immediately prior to Closing shall not be liable for any Liabilities attributed to CCH, whether arising under this Agreement, the Articles of Merger or the transactions contemplated hereby or thereby, and the parties hereto further agree not to seek, demand, request or sue such shareholder in respect of any Losses caused by or attributed to CCH.

                                   ARTICLE 10
                                   TERMINATION

        10.1 Termination. Anything herein to the contrary notwithstanding, this
Agreement may be terminated at any time before the Closing, as follows, and in no other manner:

                (a) by mutual written consent of the parties.

                (b) by CCH, without Liability to HTP, by notice to HTP at any time prior to the Closing if material default shall be made by HTP in the observance or in the due and timely performance of any of the terms hereof to be performed by HTP that cannot be cured at or prior to the Closing;

                (c) by HTP, without Liability to CCH or CCI, by notice to CCH or CCI at any time prior to the Closing if material default shall be made by CCH or CCI in the observance or in the due and timely performance of any of the terms hereof to be performed by CCH or CCI that cannot be cured at or prior to the Closing; and

                (d) by HTP or CCH if the Closing shall not have occurred by December
31, 2001 (which date may be extended by mutual written agreement of the parties)
unless such failure is due to the failure of the party seeking to terminate this
Agreement to perform or observe the covenants, agreements and conditions hereof to be performed or observed by such party at or before the Closing Date.

        10.2 Written Notice. In order to terminate this Agreement pursuant to
Section 10.1, the party so acting shall give written notice of such termination to the other parties, specifying the grounds therefor.

        10.3 Waiver. At any time prior to the Closing, HTP, on the one hand, and
CCH and CCI, on the other hand, may:

                (a) extend the time for the performance of any of the obligations or other acts of the other party hereto;

                (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

                                       24

                (c) waive compliance with any of the agreement or conditions contained herein.

                                   ARTICLE 11
                               GENERAL PROVISIONS

        11.1 Survival of Representations and Warranties. The representations, warranties, covenants, indemnities and agreements stated in this Agreement, the
Exhibits or Schedules, any other written representation and in any ancillary document with respect to any Asset will survive Closing for a period of one year following the Closing Date. Notwithstanding the foregoing, CCH's obligations in
Section 2.2 shall survive Closing until the obligation is satisfied.

        11.2 Severability. Any provisions of this Agreement which are invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provision hereof.

        11.3 Further Assurances. Each party to this Agreement will take all actions, subject to the terms and conditions of this Agreement, that are necessary or desirable to carry out the purposes of this Agreement, including actions after Closing.

        11.4 Notices. All notices, requests, demands or other communications hereunder must be in writing and must be given by delivery in person, by registered or certified mail (postage prepaid and return receipt requested) to the respective parties as follows, or such other address as is furnished in writing by any party to the other party in accordance herewith, except that notices of change of address is only effective upon receipt.:

                (a) If to HTP, to:

                           Huntington Telecommunications Partners, L.P.
                           40 Vienna
                           Newport Beach, California 92660
                           Attn: David Hewitt

                           with a copy to:

                           Morgan, Lewis & Bockius LLP
                           300 South Grand Avenue
                           Los Angeles, California 90071
                           Attn:  Matthew Burns, Esq.

                (b) If to CCH, to:

                           Competitive Companies Holdings, Inc.
                           3751 Merced Drive, Suite A
                           Riverside, California 92503
                           Attn: Larry Halstead

                (c) If to CCI, to:

                           Competitive Companies, Inc.
                           3751 Merced Drive, Suite A
                           Riverside, California 92503
                           Attn: Larry Halstead

                                       25

        11.5 Parties in Interest; Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by a party without the prior written consent of the others, which shall not be unreasonably withheld.

        11.6 Entire Agreement; Amendment. This Agreement (including the Exhibits and Disclosure Schedules hereto) and the Articles of Merger constitute the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and may not be amended, modified or terminated unless in a written instrument executed by the party or parties sought to be bound.

        11.7 Venue. Any dispute arising from this Agreement shall be brought solely within the courts of Riverside County, State of California, unless the federal jurisdiction applies, in which case such dispute shall be brought within the federal courts of California.

        11.8 Attorneys' Fees. If any legal action or other proceeding is brought to enforce the terms of this Agreement (whether or not suit is brought and including any appeal) the prevailing party or parties will be entitled to reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding.

        11.9 Governing Law. This Agreement, in all respects, including all matters of construction, validity and performance, is governed by the internal laws of the State of California.

        11.10 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, all of which will be considered one and the same agreement, and each of which will be deemed an original.

                                       26

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                    HTP:      Huntington Telecommunications Partners, L.P.

                    By:       KBL Investment Co.
                    Its:      General Partner

                    By:       /s/ David C. Hewitt
                    Name:     David C. Hewitt
                    Title:    President

                    CCH:      Competitive Companies Holdings, Inc.

                    By:       /s/ Larry Halstead
                    Name:     Larry Halstead
                    Title:    President

                    CCI:

                    By:       /s/ Larry Halstead
                    Name:     Larry Halstead
                    Title:    Chief Financial Officer

                                       27

                                       i

                                   (continued)

         6.8      Indemnification for Claims Relating to the Asset Purchase

                                       ii

                                   (continued)

         8.1      Conditions to the Obligations of CCH and CCI under this

                                      iii

                                    EXHIBIT A

The agreements listed below,  which includes all leases,  easements and licenses to use real property and leases of personal property:

                                        Attached           Attached
    Property         Number          Lease & Access       Agreement
      Name          Of Units         Agreement Name         Date

Durham Greens          316       Telephone and           11/20/1993
                                 Television Lease and
                                 Access Agreement

Almaden Gardens        298       Telephone and           11/20/1993
                                 Television Lease and
                                 Access Agreement

Clarendon Hills        285       Telecommunications      11/7/1994
                                Service and License
                                     Agreement

Rollingwood            272       Telecommunications      9/29/1998
Commons                          Service and License
                                 Agreement & Amendment

The assets of HTP used to operate the Systems including its telephone switching and voice mail equipment and cable television equipment used in the agreements listed above.

All cable (including without limitation aerial cable and underground cable), conduit and all spare parts and other items used in the agreements listed above.

                                    EXHIBIT B

The Articles and Bylaws of CCH ACQUISITION, Inc, a Nevada corporation, as attached.

                                       iv

                                    EXHIBIT C

                          PLAN AND AGREEMENT OF MERGER

                                      AMONG

                      COMPETITIVE COMPANIES HOLDINGS, INC.
                              A Nevada Corporation

                                       AND

                              CCH ACQUISITION, INC.
                              A Nevada Corporation

                                       AND

                           COMPETITIVE COMPANIES, INC.
                              A Nevada Corporation

THIS PLAN AND AGREEMENT OF MERGER was made and entered into on this __th day of
December, 2001, by and among COMPETITIVE COMPANIES HOLDINGS, INC., a Nevada
Corporation, CCH ACQUISITION, INC., a Nevada Corporation, and COMPETITIVE
COMPANIES, INC., a Nevada Corporation, said Corporations hereinafter sometimes referred to jointly as the Constituent Corporations.

                              W I T N E S S E T H :

        WHEREAS, CCH ACQUISITION, INC., is a Corporation organized and existing under the laws of the State of Nevada, its Certificate of Incorporation having been filed in the Office of the Secretary of State of the State of Nevada in
December, 2001, and the registered office of CCH ACQUISITION, INC., a Nevada corporation, being located at Corporate Creations Network, Inc., 8275 South
Eastern Avenue, Suite 200, Las Vegas, NV 89123.

        WHEREAS, CCH ACQUISITION, INC., is a wholly-owned subsidiary of Competitive
Companies Holdings, Inc., a Corporation organized and existing under the laws of the State of Nevada, its Certificate of Incorporation having been filed in the
Office of the Secretary of State of the State of Nevada in October, 2001, and
the registered office of COMPETITIVE COMPANIES HOLDINGS, INC., a Nevada corporation, being located at Corporate Creations Network, Inc., 8275 South
Eastern Avenue, Suite 200, Las Vegas, NV 89123.

        WHEREAS, the total number of shares of stock which CCH ACQUISITION, INC.
AND COMPETITIVE COMPANIES HOLDINGS, INC. have authority to issue is 80,000,000
$.001 Par Value shares, of which 100 shares of common stock and 1 share of common stock, respectively, are now issued and outstanding, and

        WHEREAS, COMPETITIVE COMPANIES, INC. is a corporation organized and existing under the laws of the State of Nevada, its Articles of Incorporation having been filed in the office of the Secretary of State of the State of Nevada

                                       v

in March 1998 and a Articles of Incorporation having been issued by said
Secretary of State on that date; and

        WHEREAS, the aggregate number of shares which COMPETITIVE COMPANIES, INC.
has authority to issue is as follows:

46,000,000 shares of common stock of which 4,912,061 shares are outstanding; and
4,000,000 shares of preferred stock in series A, of which 4,000,000 shares of the Class A preferred stock are outstanding; and

        WHEREAS, the Board of Directors of each of the Constituent Corporations deems it advisable that COMPETITIVE COMPANIES, INC., a Nevada corporation, be merged into CCH ACQUISITION, INC., a Nevada corporation, on the terms and conditions hereinafter set forth in accordance with the applicable provisions of the statutes of the State of Nevada and Nevada respectively, which permit such merger;

        NOW THEREFORE, in consideration of the promises and of the agreements, covenants and provisions hereinafter contained, CCH ACQUISITION, INC. and
COMPETITIVE COMPANIES, INC., by their respective Board of Directors, have agreed and do hereby agree, each with the other as follows:

                                    ARTICLE I

        COMPETITIVE COMPANIES, INC., a Nevada corporation, and CCH ACQUISITION,
INC., a Nevada corporation, shall be merged into a single corporation, in accordance with applicable provisions of the laws of the State of Nevada and of the State of Nevada, by COMPETITIVE COMPANIES, INC., a Nevada Corporation,
merging into CCH ACQUISITION, INC., a Nevada Corporation, which shall be the surviving corporation.

                                   ARTICLE II

        Upon the merger becoming effective as provided in the applicable laws of the State of Nevada, and of the State of Nevada,:

        1. The two Constituent Corporations shall be a single corporation, which shall be CCH ACQUISITION, INC., a Nevada corporation, as the Surviving
Corporation, and the separate existence of COMPETITIVE COMPANIES, INC., a Nevada corporation, shall cease except to the extent provided by the laws of the State of Nevada in the case of a corporation after its merger into another corporation.

        2. CCH ACQUISITION, INC., a Nevada corporation, shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, as well as the public and the private nature of each of the Constituent
Corporations; all property, real, personal and mixed, all debts due on whatever

                                       vi

account including subscriptions to shares, all other cases in action, and all and every other interest of or belonging to or due to each of the Constituent
Corporations which shall be taken and deemed to be vested in the Surviving
Corporation without further act of deed; and the title to all real estate, or any interest therein vested in either of the Constituent Corporations which shall not revert or be in any way impaired by reason of this merger.

        3. CCH ACQUISITION, INC., a Nevada corporation, shall thenceforth be responsible and liable for all of the liabilities and obligations of each of the
Constituent Corporations; and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be substituted in its place and neither of the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the merger.

        4. The Surviving Corporation hereby agrees that it may be served with process in the State of Nevada in any proceeding for the enforcement of any obligations of COMPETITIVE COMPANIES, INC., a Nevada Corporation, arising from the merger, including the rights of any dissenting stockholders thereof, and hereby irrevocably appoints the Secretary of State of Nevada as its agent to accept service of process in any such suit or other proceedings and agrees that service of any such process may be made by personally delivering to and leaving with such Secretary of State of the State of Nevada duplicate copies of such process; and hereby authorizes the Secretary of State of the State of Nevada to send forthwith by registered mail one of the such duplicate copies of such process addressed to the Surviving Corporation, unless said Surviving
Corporation shall hereafter designate in writing to such Secretary of State of
Nevada a different address for such process, in which case the duplicate copy of such process shall be mailed to the last address so designated.

        5. The aggregate amount of the net assets of the Constituent Corporations which was available for the payment of dividends immediately prior to the merger to the extent that the value thereof is not transferred to stated capital by the issuance of shares or otherwise shall continue to be available for the payment of dividends by the Surviving Corporation.

        6. The Bylaws of CCH ACQUISITION, INC., a Nevada Corporation, as existing and constituted immediately prior to the effective date of merger shall be and constitute the bylaws of the Surviving corporation.

        7. The Board of Directors, the members thereof, and the Officers of
COMPETITIVE COMPANIES, INC., a Nevada corporation, immediately prior to the effective date of merger shall be and constitute the Board of Directors, the members thereof, and the Officers of the Surviving Corporation.

                                      vii

                                   ARTICLE III

        The Articles of Incorporation of CCH ACQUISITION, INC., a Nevada
corporation, shall not be amended in any respect by reason of this Agreement of
Merger and said Articles of Incorporation, as filed in the office of the
Secretary of State of the State of Nevada in December 2001, shall constitute the
Articles of Incorporation of the Surviving Corporation until amended in the manner provided by law and is set forth in Exhibit A attached hereto and made a part of this Plan and Agreement of Merger with the same force and effect as if set forth in full herein. The Articles of Incorporation as set forth in said
Exhibit A and separate and apart from this Plan and Agreement of Merger may be certified separately as the Articles of Incorporation of the Surviving
Corporation.

                                   ARTICLE IV

        The manner and basis of converting the shares of each of the Constituent
Corporations into shares of COMPETITIVE COMPANIES HOLDINGS, INC. is as follows:

        1. After the effective date of the merger, each owner of an outstanding certificate or certificates theretofore representing shares of common stock
COMPETITIVE COMPANIES, INC., a Nevada corporation, shall be entitled, upon surrendering such certificate or certificates to the Surviving Corporation, to receive in exchange therefor a certificate or certificates representing the same number of shares of stock of COMPETITIVE COMPANIES HOLDINGS, INC. Until so surrendered, each outstanding certificate which, prior to the effective date of the merger, represented shares of shall be deemed, for all corporate purposes, to represent the ownership of the stock of the Surviving Corporation on the basis hereinbefore provided.

        2. After the effective date of the merger, each owner of an outstanding certificate or certificates theretofore representing shares of Class A preferred stock COMPETITIVE COMPANIES, INC., a Nevada corporation, shall be entitled, upon surrendering such certificate or certificates to the Surviving Corporation, to receive in exchange therefore a certificate or certificates representing the number of shares of stock of COMPETITIVE COMPANIES HOLDINGS, INC. in the same class with the same rights and preferences. Until so surrendered, each outstanding certificate which, prior to the effective date of the merger, represented shares of COMPETITIVE COMPANIES, INC. shall be deemed, for all corporate purposes, to represent the ownership of the stock of the Surviving
Corporation on the basis hereinbefore provided.

        3. Upon the merger, the Surviving Corporation shall issues shares of Class
B Preferred Stock to the persons who have rights to receive additional shares of
Common Stock in COMPETITIVE COMPANIES HOLDINGS, INC., on the following terms and conditions:

                                       1 -
the fraction: [average of opening bid and ask price on the over the counter bulletin board/$3.00]
                                   divided by
the fraction: [average of opening bid and ask price on the over the counter bulletin board/$3.00]

                                      viii

For example, assume average opening bid/ask of $2.00. 1 - 2/3 = 1/3. 1/3 divided by 2/3 = .5 additional share of common stock issued upon conversion and these rights in COMPETITIVE COMPANIES, INC., a Nevada corporation shall thereafter be deemed null and void.

        4. Upon the merger, COMPETITIVE COMPANIES HOLDINGS, INC.shall issues options to holders of options in COMPETITIVE COMPANIES, INC., a Nevada corporation, having the same terms and conditions as the options in COMPETITIVE
COMPANIES, INC., a Nevada corporation, as are issued and outstanding as of the date of the merger, and the options in COMPETITIVE COMPANIES, INC., a Nevada corporation shall thereafter be deemed null and void.

                                    ARTICLE V

        If at any time the Surviving Corporation shall consider or be advised that any further assignment of assurance in law are necessary or desirable to vest in the Surviving Corporation the title to any property or rights of COMPETITIVE
COMPANIES, INC., a Nevada corporation, the proper Officers and Directors of
COMPETITIVE COMPANIES, INC., a Nevada corporation, shall and will execute and make all such proper assignments and assurances in law and do all things necessary or proper to thus vest such property or rights in the Surviving
Corporation, and otherwise to carry out the purposes of this Plan and Agreement of Merger.

                                   ARTICLE VI

        This Plan and Agreement of Merger shall be submitted to the stockholders of each of the Constituent Corporations as provided by law and shall take effect, be deemed and be taken to be the Plan and Agreement of Merger of said corporations upon the approval or adoption thereof by the stockholders of each of the Constituent Corporations in accordance with the requirements of the laws of the State of Nevada and upon the execution, filing and recording of such documents and the doing of such acts and things as shall be required for accomplishing the merger under the provisions of the applicable statutes of the
State of Nevada as heretofore amended and supplemented.

                                       ix

                                   ARTICLE VII

        Anything herein or elsewhere to the contrary notwithstanding this Plan and
Agreement of Merger may be abandoned by either of the Constituent Corporations by an appropriate resolution of its Board of Directors at any time prior to its approval or adoption by the stockholders thereof or by the mutual consent of the
Constituent Corporations evidenced by appropriate resolution of their respective
Board of Directors at any time prior to the effective date of the Merger.

                                       x

        IN WITNESS WHEREOF, COMPETITIVE COMPANIES HOLDINGS, INC., A Nevada
corporation, CCH ACQUISITION, INC., a Nevada corporation, and COMPETITIVE
COMPANIES, INC., a Nevada Corporation, pursuant to the approval and authority duly given by resolutions adopted by their respective Board of Directors have caused this Plan and Agreement of Merger to be executed by the President and
Attested by the Secretary of each party hereto.

COMPETITIVE COMPANIES
HOLDINGS, INC.                      COMPETITIVE COMPANIES, INC.
A Nevada Corporation                A Nevada Corporation

ATTEST:                             ATTEST:

By:____________________________  By:____________________________
   PRESIDENT                        CHIEF FINANCIAL OFFICER

By:____________________________  By:____________________________
   SECRETARY                        SECRETARY

CCH ACQUISITION, INC.
A Nevada Corporation

ATTEST:

By:____________________________
   PRESIDENT

By:____________________________
   SECRETARY

                                       xi

                                    EXHIBIT D

                                  BILL OF SALE

Seller, for good and valuable consideration given pursuant to an Agreement and
Plan of Reorganization dated December 17, 2001 (the "Reorganization Agreement")
by and among Huntington Telecommunications Partners, L.P., a California limited partnership ("HTP"), CCH ACQUISITION, Inc., a Nevada corporation ("CCH"), and
Competitive Companies, Inc., a Nevada corporation ("CCI"), the receipt and sufficiency of which consideration is hereby acknowledged, does hereby sell, assign, transfer and set over to CCH, in accordance with the Reorganization
Agreement, all of Seller's right, title and interest in and to the Assets (as defined in the Reorganization Agreement) described on Exhibit A attached hereto.

Date:    December 17, 2001

SELLER:        Huntington Telecommunications Partners, LP

               By:KBL Investment Co., General Partner
               By:Huntington Partners, Inc., General Partner

               By: _______________________

               Name & Title:David C. Hewitt,

                                      xii

                                    EXHIBIT E

                       FORM OF ACKNOWLEDGMENT AND CONSENT

This Acknowledgment and Consent is executed by___________________________
("Owner"), who is the Owner of the multi-family residential complex known as
_______________________________________________ (the "Property"), located at
_______________________________________________, the legal description of which is attached hereto as Exhibit A.

Huntington Telecommunications Partners, LP, a California limited partnership
("Operator"), is the provider of television and/or telephone service to the
Property under a Lease and Access Agreement dated ____________________ (the
"Agreement").

Competitive Companies, Inc., a Nevada corporation is the parent company of CCI
Residential Services, Inc., a California corporation ("CCIRS"). CCIRS has been providing operations and management services to the Property for the Operator through Competitive Communications, Inc. ("CCI") since service commencement. On
December 4, 2001, Operator and CCH ACQUISITION signed an agreement for CCH
ACQUISITION to acquire the Operator's interest in the Agreement and all assets of Operator which are part of or related to the _______________________
system(s) on the Property, including all Operator's wiring, electronics devices, hardware and other equipment.

In consideration of the acquisition, Operator has received an equity interest in
COMPETITIVE COMPANIES HOLDINGS, INC., a Nevada corporation, the parent of CCH
ACQUISITION.

Owner represents and warrants that as of the date hereof (a) the Agreement is in full force and effect and there are no amendments, modifications or supplements thereto, either oral or written; (b) Owner has not assigned, transferred or hypothecated the Agreement or any interest therein, except as described herein;
and (c) to the knowledge of Owner, no default or event exists with respect to the Agreement that, with notice or the passage of time or both, would result in the termination of the Agreement. Owner irrevocably consents to the assignment by Operator of its right, title and interest in the Agreement to CCH ACQUISITION and CCIRS.

Date: ___________________________

PROPERTY OWNER:

_________________________________

By:____________________________________

Name & Title:___________________________

                                      xiii

                               ARTICLES OF MERGER

                                       OF

                             CCH ACQUISITION, INC.,
                              a Nevada corporation

                                       AND

                          COMPETITIVE COMPANIES, INC.,
                              a Nevada corporation

To the Secretary of State
State of Nevada

        Pursuant to the provisions of Chapter 92A, Nevada Revised Statutes, the constituent domestic corporations herein named do hereby submit the following
Articles of Merger.

        1. An Agreement and Plan of Reorganization (the "Plan of Reorganization")
has been adopted by the Board of Directors of CCH Acquisition, Inc., a Nevada
corporation, and by the Board of Directors of Competitive Companies, Inc., a
Nevada corporation, to, among other things, merge CCH Acquisition, Inc. with and into Competitive Companies, Inc., with Competitive Companies, Inc. surviving the merger. As a result of the merger, Competitive Companies, Inc. shall become a wholly owned subsidiary of Competitive Companies Holdings, Inc. The complete executed Plan of Reorganization is on file at the registered office of
Competitive Companies, Inc., which is 3751 Merced Drive, Suite A, Riverside,
California 92503.

        2. The Plan of Reorganization was approved by the unanimous written consent of the stockholders of CCH Acquisition, Inc. pursuant to the provisions of
Chapter 92A, Nevada Revised Statutes.

                (i) The designation and the number of votes entitled to be cast by each class entitled to vote on the said Plan of Reorganization are as follows:

                        (a) Designation of class: Common Stock

                        (b) Number of votes of class entitled to be cast: 100

                (ii) The total number of undisputed votes cast for the merger herein provided for by each class entitled to vote on the said Plan of Reorganization is as follows:

                        (a) Designation of class: Common Stock

                        (b) Number of undisputed votes of class cast for Plan of Reorganization: 100

                                       1

                (iii) The said number of votes cast for the said Plan of Reorganization was sufficient for the approval thereof by the said class.

        3. The Plan of Reorganization was approved by the written consent of the stockholders of Competitive Companies, Inc. pursuant to the provisions of Chapter
92A, Nevada Revised Statutes.

                (i) The designation and the number of votes entitled to be cast by each class entitled to vote on the said Plan of Reorganization are as follows:

                        (a) Designation of class: Common Stock

                        (b) Number of votes of class entitled to be cast: 4,912,061

                (ii) The total number of votes cast for and against the merger herein provided for by each class entitled to vote on the said Plan of Reorganization is as follows:

                        (a) Designation of class: Common Stock

                        (b) Number of votes of class cast for Plan of Reorganization: 2,528,600

                        (c) Number of votes of class cast against Plan of Reorganization: not applicable.

                (iii) The said number of votes cast for the said Plan of Reorganization was sufficient for the approval thereof by the said class.

        4. No amendments to the Articles of Incorporation of Competitive Companies,
Inc. are effected by the merger herein provided for.

                                       2

         Signed on December 21, 2001

                                           Competitive Companies, Inc.

         /s/ Larry Halstead                Larry Halstead, Chief Financial Officer

         /s/ Larry Halstead                Larry Halstead, Secretary

                                           CCH Acquisition, Inc.

         /s/ Larry Halstead                Larry Halstead, President

         /s/ Larry Halstead                Larry Halstead, Secretary